UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Name of Registrant as Specified in its Charter:

EQUITY LIFESTYLE PROPERTIES, INC.

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EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 1, 2018
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You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company" or "we", "us" or "our"). The Annual Meeting will be held on Tuesday, May 1, 2018, at 9:00 a.m. Central Time at Two North Riverside Plaza, Chicago, Illinois 60606. At the Annual Meeting, common stockholders of record at the close of business on February 27, 2018 (the "Record Date") will be asked to consider and vote upon:

(1)	The election of nine members of the Company's Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;

(2)	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018;

(3)	The approval of executive compensation on a non-binding, advisory basis; and

(4)	The transaction of any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. Instructions on how to vote are contained in this Proxy Statement. Only common stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares of Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON May 1, 2018.

The Company's Proxy Statement for the 2018 Annual Meeting, its 2017 Annual Report and its Annual Report on Form 10-K for the year ended December 31, 2017 are available at http://www.astproxyportal.com/ast/26115.

Thank you for your continued support of Equity LifeStyle Properties, Inc.

By Order of the Board of Directors

David P. Eldersveld
Executive Vice President, General Counsel and Corporate Secretary
March 15, 2018

Equity LifeStyle Properties, Inc.

EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

________________

PROXY STATEMENT

________________

INTRODUCTION
This Proxy Statement contains information related to the 2018 Annual Meeting of Stockholders (the "Annual Meeting") of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company" or "we", "us", or "our"), which will be held on Tuesday, May 1, 2018, at 9:00 a.m. Central Time at Two North Riverside Plaza, Chicago, Illinois 60606.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the Purpose of the Annual Meeting?
At the Annual Meeting, stockholders will consider and vote on the following proposals (the "Proposals"):

•	Proposal 1 – elect nine members of the Company's Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;

•	Proposal 2 – ratify the selection of Ernst & Young LLP ("Ernst & Young"), as our independent registered public accounting firm ("Independent Accountants") for the year ending December 31, 2018; and

•	Proposal 3 – approve executive compensation on a non-binding, advisory basis.
In addition, stockholders will consider any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.
Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the Securities and Exchange Commission's ("SEC") notice and access rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 22, 2018, we will begin mailing to all stockholders of record at the close of business on February 27, 2018 (the "Record Date") a Notice of Internet Availability of Proxy Materials (the "Notice"). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a set of the proxy materials in printed form by mail or electronically by email at no charge. Instructions on how to access the proxy materials over the Internet and how to request printed copies are included in the Notice.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who Is Entitled to Vote?
You will be entitled to vote your shares of the Company's common stock ("Common Stock") on the Proposals if you held your shares of Common Stock at the close of business on the Record Date. As of the Record Date, a total of 88,733,740 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

What Is Required to Hold the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.
How Do I Vote?
Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. Stockholders can authorize a proxy over the Internet by following the instructions provided in the Notice, or if you requested printed copies of the proxy materials, you can also authorize a proxy by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you authorize a proxy over the Internet or by telephone, you do NOT need to return your proxy card. If you authorize a proxy, the individuals named on the proxy card as representatives will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for director and whether your shares of Common Stock should be voted for or against the other proposals. Stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares of Common Stock of record.
Can I Change or Revoke My Proxy?
Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy (including Internet or phone proxy) or by voting in person at the Annual Meeting. You may revoke your proxy by filing a written notice with our Corporate Secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request that they be so suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.
What Are the Board’s Recommendations?
If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of our Board of Directors (the "Board"). The Board unanimously recommends a vote:

•	FOR election of each of the nominees for director;

•	FOR ratification of the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2018; and

•	FOR approval of the executive compensation disclosed in this Proxy Statement on a non-binding, advisory basis.
With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.
How Can I Manage the Number of Annual Reports I Receive?
Our 2017 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2017 ("Form 10-K") have been provided to stockholders via our Notice. If you share an address with any of our other stockholders, your household might receive only one copy of the Notice. To request individual copies for each stockholder in your household, please contact Equity LifeStyle Properties, Inc., Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). To ask that only one Notice be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, American Stock Transfer and Trust Company, LLC toll-free at 1-800-937-5449.
What Vote is Needed to Approve Each Proposal?
Following are the votes needed to approve each Proposal at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.
Proposal 1:    The affirmative vote of a plurality of all the votes cast by stockholders of record is necessary to elect the nominees for director.
Proposal 2:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to ratify the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2018.

Proposal 3:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve, on a non-binding, advisory basis, the executive compensation of our named executive officers as disclosed in this Proxy Statement.
Other Matters: The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve any other matters properly presented at the Annual Meeting for stockholder approval.
We will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter being voted on at the Annual Meeting and will not be counted as "votes cast." Therefore, abstentions will have no effect on any of the Proposals, assuming a quorum is present. Broker "non-votes," or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares of Common Stock on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of Common Stock are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange ("NYSE") rules to vote your shares of Common Stock on Proposal 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on Proposals 1 and 3 without instructions from you, in which case a broker "non-vote" will occur and your shares of Common Stock will not be voted on these matters. None of the Proposals, if approved, entitle any of the stockholders to appraisal rights under Maryland law.
How is My Vote Counted?
If you properly execute a proxy by mail, telephone or over the Internet, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified in the proxy. If no specification is made, the shares of Common Stock will be voted "for" all nominees named in this Proxy Statement for election as director, "for" ratification of the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2018, "for" approval on a non-binding, advisory basis of the executive compensation disclosed in this Proxy Statement, and as recommended by the Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted as recommended by the Board, or if there is no recommendation, in the discretion of the proxy holders. No valid stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
Who is Soliciting My Proxy?
This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of solicitation of the proxies. We have retained American Stock Transfer and Trust Company, LLC to assist, at a de minimis cost, in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone at a de minimis cost.
No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

CORPORATE GOVERNANCE
Governance Policies, Code of Ethics and Committee Charters
The Board regularly evaluates the Company's corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company's Guidelines on Corporate Governance, as amended. The Company's Guidelines on Corporate Governance require that a majority of the directors be independent within the meaning of NYSE standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol "ELS." The Company has also adopted a Business Ethics and Conduct Policy, which applies to all directors, officers and employees of the Company. We will disclose on our website any amendment to, or waiver of, any provision of the Business Ethics and Conduct Policy applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or NYSE.
Our Guidelines on Corporate Governance include a director resignation policy, whereby an incumbent director who fails to receive a majority of the votes cast in an uncontested election is expected to submit his or her resignation. If an incumbent director fails to receive such a majority vote and tenders his or her resignation, the Compensation, Nominating and Corporate Governance Committee (the "Compensation Committee") will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended, taking into account any information that it considers appropriate and relevant, including the circumstances that led to the failure to receive the vote, if known. The Board will act on the tendered resignation within ninety (90) days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the SEC or by other public announcement. On an annual basis, a Board evaluation process is completed whereby the Board's Lead Director (the "Lead Director"), Sheli Rosenberg, conducts interviews independently with each Director. The evaluation process includes an assessment of the performance of the Board as a whole, and individual Board members, with a focus on areas such as independence and objectivity, attendance, participation and input, knowledge and expertise, insightfulness and forethought, preparation and commitment to improvement. The Lead Director discusses the results of these evaluations with the Board members individually as necessitated and with the Board as a whole.
The Guidelines on Corporate Governance, the Business Ethics and Conduct Policy, the charters of the Board’s Audit Committee and Compensation Committee, our Political Contributions Policy, and our Environmental, Social and Governance Policy are each available on our website at www.equitylifestyleproperties.com, and copies may be obtained free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing our Company’s Investor Relations Department at investor_relations@equitylifestyle.com.
The Board and management regularly review the Company’s governance profile and market developments, investor perspectives and proxy advisory firm guidelines. Following a thorough review, including developing an understanding of stockholder perspectives, on February 27, 2018, the Board amended our Bylaws to add a provision which permits stockholders to amend our Bylaws. The amended Article XIV of the Bylaws permits stockholders, subject to the satisfaction of certain procedural requirements, to amend our Bylaws by the affirmative vote of the holders of a majority of our outstanding shares of Common Stock pursuant to a binding proposal submitted for approval at a duly called annual meeting or special meeting of stockholders by a stockholder, or group of up to five stockholders, owning at least one percent or more of our outstanding shares of Common Stock continuously for at least one year (the “Ownership Threshold”). A stockholder proposal submitted under the amended Article XIV may not alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of our directors and officers, or (ii) Article XIV of the Bylaws, which addresses procedures for amendment of the Bylaws, without the approval of the Board.
The Board believes the Ownership Threshold enables stockholders who own a meaningful stake in our outstanding shares of Common Stock for more than a brief period of time to propose binding amendments to our Bylaws. In that regard, the Board considered that, based on the most recently available public filings made by stockholders as of February 23, 2018, (i) approximately 69.9% of our outstanding shares of Common Stock were owned by stockholders that each owned at least 1% or more of our outstanding shares of Common Stock and (ii) approximately 90.7% of our outstanding shares of Common Stock were owned by stockholders that each owned at least 0.2% or more of our outstanding shares of Common Stock.
Stockholder Communications with the Board
The Board's Lead Director is Ms. Rosenberg who, as an independent director, acts in the lead capacity to coordinate the other independent directors, consults with our Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management directors and performs such other functions as the Board may direct. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Lead Director, who will receive all such communications on behalf of the Board or the non-management directors (as applicable). Communications may be confidential or anonymous, and may be submitted in writing to the Lead Director, c/o Corporate Secretary, Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. All written communications will be received and processed by our Corporate Secretary, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.
The Board and our management value the perspectives of our stockholders. Accordingly, we maintain an active dialogue with our investors, which includes meetings with investors and regular participation in investor conferences. We are open to investor feedback, including with respect to corporate governance and executive compensation matters. Management periodically discusses feedback, including key themes and insights gained from our investor outreach at Board and Board Committee meetings, as appropriate. Additionally, the Compensation Committee takes into consideration the results of the annual advisory vote on the Company's executive compensation. At the 2017 annual meeting of stockholders, over 95% of all the votes cast approved the compensation program described in the proxy statement for the 2017 annual meeting of stockholders.
Although each director is encouraged to attend each annual meeting of stockholders, the Board has no formal policy with respect to such attendance. Nine of the ten directors in office as of the date of the 2017 annual meeting of stockholders attended that meeting.
Non-Management Directors’ Executive Sessions
Executive sessions of the Company’s non-management directors are scheduled in connection with regularly scheduled meetings of the Board and are held without management present. Executive sessions may also be held at such other times as requested by the non-management directors. The Lead Director presides at these executive sessions. During the year ended December 31, 2017, the non-management directors held four executive sessions.
Board Leadership Structure and Role in Risk Oversight
The Company has separated the positions of chairman of the board and chief executive officer since 1996. Samuel Zell currently serves as Chairman of the Board, and Marguerite Nader currently serves as our President and Chief Executive Officer ("CEO") and is a member of the Board. Mr. Zell has served as Chairman of the Board since March 1993 and is uniquely qualified to serve in this capacity.  Mr. Zell is an active investor in public and private companies around the world to which he provides strategic direction, he has more than 50 years of experience as a chairman, director and executive of various companies, has managed billions of dollars in global investments and has a strong track record of stewarding companies towards the maximization of their potential.  Mr. Zell is recognized as a founder of the modern real estate investment trust industry and is a champion for increased transparency by public companies.  As our Chairman, Mr. Zell presides over meetings of the Board, stewards the Company, regularly counsels executive management regarding strategy and provides executive management with a network of resources across the industry. Ms. Rosenberg, an independent director, serves as the Board's Lead Director as discussed above. The Board has determined that this leadership structure is appropriate as it allows the CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic, environmental and regulatory risks, and others such as the impact of competition and weather conditions. The Company believes one way to manage risk is to maintain balance sheet flexibility and evaluate major capital items, including dividend policy, debt policy, acquisitions and dispositions, and equity and debt issuances, in light of the potential impact on financial flexibility. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed.
The Board believes that establishing the right "tone at the top" and full and open communications between management and the Board are essential for effective risk management and oversight. Our CEO meets quarterly with Board Committee chairpersons, updating them on a variety of matters, including risk management and related controls. Our executive officers attend each quarterly Board meeting and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. At the quarterly Board meetings, the Board receives presentations from our executive officers on strategic matters involving the Company’s operations.

While the Board is ultimately responsible for risk oversight at the Company, our four Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of the Board (the "Audit Committee") assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, compliance with legal and regulatory requirements, and cybersecurity; and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. Our management regularly provides risk assessment reports to the Audit Committee, including reports relating to regulatory, environmental and cybersecurity matters. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and risks associated with Board organization, membership and structure, succession planning, and corporate governance. The Executive Committee of the Board (the "Executive Committee") assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the acquisition, disposition and financing of investments for the Company. The Strategic Planning Committee of the Board (the "Strategic Planning Committee") assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to Company strategy and potential strategic transactions.
Securities Pledging Policy
In advance of our 2016 annual meeting of stockholders, Institutional Shareholder Services ("ISS"), one of the proxy advisory services, issued a report recommending withhold votes with respect to each member of our Audit Committee. The rationale for ISS’ recommendation was centered on the fact that we did not have a policy prohibiting pledging of Company equity by directors and executive officers and that one director had borrowing arrangements secured in part by a portion of his holdings in our equity. None of our executive officers has pledged any of our equity. ISS expressed a concern that pledging of Company equity by directors and executive officers may pose a risk to stockholder value because directors and executive officers with a pledged position may be forced to sell Company equity in a short period of time if they are unable to arrange repayment of these borrowings when due.
Notwithstanding ISS’ recommendation, each member of our Audit Committee was re-elected at the 2016 annual meeting of stockholders.
Our Board has consistently closely monitored pledging activity and has examined any potential risks associated with any such pledging by our directors and executive officers. However, in addition to its customary process and in response to ISS’ concerns, in 2016 our Board requested that the Compensation Committee consider whether to adopt a policy addressing pledging of equity by our directors and executive officers. In the course of this review over several months, the Compensation Committee analyzed and examined a variety of factors bearing on policy design, including:

▪	the potential impact to stockholders and the policies and views expressed by certain of our stockholders;

▪	practices and policies of other public companies;

▪	potential structural protections in borrowing arrangements to guard against foreclosure on equity pledges;

▪	historical share prices and trends in trading volumes;

▪	the possible outcomes and implications of implementing an outright prohibition as compared to significant structural limitations;

▪
the fact that pledging arrangements have been in place for many years and closely monitored by our Board and that such arrangements have fostered long-term investment by certain of our directors and executive officers, in particular, Mr. Zell, who has been our Chairman since 1993 and a holder of our equity since our initial public offering in 1993;

▪
the fact that Mr. Zell does not have voting or dispositive power with respect to a significant portion of the shares of Common Stock and units of limited partnership interest ("OP Units") of MHC Operating Limited Partnership, the entity through which we conduct substantially all of our operations (the "Operating Partnership"), that ISS has factored into its analysis and attributes to Mr. Zell. Such shares of Common Stock and OP Units are owned by irrevocable trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust, a state-regulated corporate trust company, of which Mr. Zell is neither an officer nor a director; and

▪	the historical absence of any such foreclosures with respect to any such pledging arrangements over the many years during which they have been in place, including during market declines.
As a result, upon the recommendation of the Compensation Committee, in March 2017 the Board adopted a new Securities Pledging Policy with the following elements, which in its business judgment provides appropriate protections of stockholder interests:

▪	Pledging of our shares of Common Stock and OP Units by directors and executive officers is not permitted without the prior approval of the Audit Committee.

▪	For shares of Common Stock held in brokerage accounts, margin loans using our shares of Common Stock as collateral are prohibited.

▪	When considering whether to permit a proposed pledge, the Audit Committee shall consider factors that it deems relevant, which may include, but are not limited to:

◦	the number of shares of Common Stock or OP Units to be pledged and the aggregate market value of the position;

◦	the percentage of the Company’s outstanding shares of Common Stock, on an as-converted basis, represented by the equity to be pledged;

◦	the value of the equity to be pledged as compared to the net worth of the individual and other factors bearing on the ability of the individual to prevent a forced sale of the pledged position;

◦	the number of days required to unwind the proposed pledge;

◦	the structural protections in the borrowing arrangement to guard against foreclosure on the pledged position, including whether there are other assets securing the loan; and

◦	historical share prices and trends in trading volumes with respect to the Company’s equity.

▪
For any new loan which includes a proposed pledge of our shares of Common Stock and/or OP Units to be considered by the Audit Committee, the loan must contain the following structural parameters intended to mitigate the risk of a forced sale as a result of a decline in the market price of our Common Stock and OP Units:

◦
the loans must be compliant with the requirements of Federal Reserve Regulation U, limiting the amount of any such loan to a maximum 50% of the value of collateral, as measured at the time of borrowing; and

◦
the loan and pledge arrangements may not contain provisions requiring automatic or forced sales, prior to notice and a cure period of not less than three business days between when specific loan-to-value thresholds are exceeded and when lenders have the right to exercise remedies under the pledge arrangement.

Notwithstanding the adoption of the Securities Pledging Policy, in connection with our 2017 annual meeting of stockholders, ISS again issued a report recommending withhold votes with respect to each member of our Audit Committee. Similar to the results of the 2016 annual meeting of stockholders, despite ISS' recommendation to withhold votes for members of our Audit Committee, each member of our Audit Committee was re-elected at the 2017 annual meeting of stockholders. As described above, the Compensation Committee thoroughly analyzed and examined a number of factors bearing on policy design, and the Board upon the recommendation from the Compensation Committee determined and continues to believe, in its business judgment, that the Securities Pledging Policy continues to appropriately protect stockholder interests.
Committees of the Board; Meetings
Meetings: During the year ended December 31, 2017, the Board held four meetings. Each of the directors attended 75% or more of the total number of the meetings of the Board and the committees on which he or she served. The members of the Board committees are elected by the Board each year at the Board meeting that is held after the annual meeting of stockholders.
Executive Committee: The Executive Committee is currently comprised of Howard Walker (Chair), Mr. Zell, Ms. Rosenberg and Thomas Heneghan. The Executive Committee has the authority to authorize the acquisition, disposition and financing of investments by the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership) and to authorize contracts and agreements, including those related to the borrowing of money by the Company, in each case, below certain thresholds set by the Board.
Compensation, Nominating and Corporate Governance Committee: The Compensation Committee is currently comprised of Ms. Rosenberg (Chair), David Contis and William Young. The Board has determined that each of the Compensation Committee members is an "independent" director within the meaning set forth in the NYSE listing standards. The Compensation Committee is governed by the Charter of the Compensation, Nominating and Corporate Governance Committee, a copy of which is available on our website. The Compensation Committee determines compensation for our executive officers and exercises the powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee receives recommendations regarding executive compensation from our CEO and considers these recommendations in determining appropriate compensation plans. The Compensation Committee does not delegate its authority in regards to establishing executive compensation. The Compensation Committee has the authority to grant stock awards under our equity compensation plans, such as the 2014 Equity Incentive Plan. All stock award grants to independent members of the Board are recommended by the Compensation Committee and approved by the Board. In addition, the Compensation Committee identifies and recommends qualified individuals to become Board members (as described further below), develops and recommends the Guidelines on Corporate Governance applicable to the Company, recommends to the Board director nominees for each committee of the Board and directs the Board in an annual review of its performance. During the year ended December 31, 2017, the Compensation Committee held five meetings. The "Compensation Committee Report" is included herein. On February 27, 2018, Mr. Young informed the Board that he will not stand for reelection at the Company's Annual Meeting.
Audit Committee: The Audit Committee is currently comprised of Philip Calian (Chair), Mr. Contis and Tao Huang. The Board has determined that each of the Audit Committee members is an "independent" director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that Mr. Calian, Mr. Contis and Mr. Huang are each an "audit committee financial expert" as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee is governed by the Audit Committee Charter, a copy of which is available on our website. The Audit Committee is responsible for, among other things, engaging our Independent Accountants, reviewing with our Independent Accountants the plans for and results of the audit engagement, approving professional services provided by our Independent Accountants, reviewing the independence of our Independent Accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls and accounting and reporting practices and assessing the quality and integrity of our audited financial statements. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters. During the year ended December 31, 2017, the Audit Committee held eight meetings. The "Audit Committee Report" is included herein.
Strategic Planning Committee: The Strategic Planning Committee is currently comprised of Mr. Heneghan (Chair), Mr. Walker and Mr. Young. The Strategic Planning Committee sets specific strategic goals for the executive team that are re-assessed on an annual basis. The Strategic Planning Committee meets with the executive team to discuss and evaluate the progress with respect to these strategic goals. The Strategic Planning Committee also has the responsibility to review and make recommendations to the Board or the Executive Committee, as appropriate, regarding acquisitions, dispositions, joint ventures of real property and other assets or investments by the Company, and any equity and debt financing considerations related to such transactions, as well as other potential strategic transactions in connection therewith, and any further responsibilities as may be delegated or designated by the Board from time to time. During the year ended December 31, 2017, the Strategic Planning Committee held four meetings. On February 27, 2018, Mr. Young informed the Board that he will not stand for reelection at the Company's Annual Meeting.
Board Member Nominations
Nominees for director are selected by the Compensation Committee, which will consider nominees recommended by stockholders. If you wish to recommend a person whom you consider qualified to serve on the Board, you must give written notice to our Corporate Secretary in accordance with the requirements described in "Stockholder Proposals." This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder, and (iv) the written consent of each nominee to serve as a director if so elected. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee. For the upcoming Annual Meeting, the Compensation Committee did not receive any recommendations for nominees from stockholders.
The Compensation Committee identifies nominees for director from various sources. In 2017, the Compensation Committee initiated efforts to identify a director nominee.  Through referrals and recommendations from members of our Board and management, the Compensation Committee recommended appointing Constance Freedman.  The Board approved this recommendation and appointed Ms. Freedman to the Board, effective October 31, 2017. In assessing potential director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a director effectively, and should be committed to serving on the Board for an extended period of time. Neither the Company nor the Compensation Committee has a formal policy with regard to the consideration of diversity in identifying and evaluating director nominees, although both may consider diversity when identifying and evaluating potential director nominees. As detailed above, the Compensation Committee strives to nominate directors with a variety of complementary skills so that, if elected, the Board will contain the appropriate mix of diversity in background and experience to oversee the Company’s business.

Biographical Information
Set forth below are biographies of each of the Company's current executive officers. Biographies of the director nominees are set forth below in Proposal 1.
Executive Officers
Marguerite Nader, 49, has been President and Chief Executive Officer of the Company since February 2013. For her biographical information, please see Proposal 1 below.
Paul Seavey, 49, has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since January 2014. He was Senior Vice President, Chief Financial Officer and Treasurer from October 2012 to January 2014. Mr. Seavey was Senior Vice President of Finance and Treasurer from May 2012 to October 2012; Senior Vice President and Treasurer from December 2011 to May 2012; Vice President of Financial Planning and Treasurer from January 2009 to December 2011; and Vice President of Financial Planning from December 2001 to January 2009. Mr. Seavey has been employed with the Company since 1994.
Patrick Waite, 51, has been Executive Vice President and Chief Operating Officer of the Company since January 2015. He was Executive Vice President - Property Operations from January 2014 to January 2015 and Senior Vice President of Operations from February 2013 to January 2014. Prior to joining the Company, Mr. Waite was senior vice president of asset management at American Residential Communities, a private operator of manufactured housing communities, from January 2010 through January 2013. He was vice president of Riverside Communities, a manufactured home community affiliate of Helix Funds LLC, from August 2004 to January 2010. Mr. Waite co-founded Continental Communities, a private operator of manufactured home communities, and managed its acquisition program from 1997 to 2001. Mr. Waite was the Director of Acquisitions for the Company from 1993 to 1997.
Roger Maynard, 60, has been Executive Vice President - Investments of the Company since March 2016. He was Executive Vice President - Asset Management from February 2009 to March 2016. Mr. Maynard was Executive Vice President and Chief Operating Officer from December 2005 to February 2009; Chief Operating Officer from January 2004 to December 2005; and Senior Vice President for national operations from January 2003 to December 2003. Mr. Maynard was Senior Regional Vice President for the Company’s Eastern division from September 2001 to December 2002, and Senior Regional Vice President for the Company’s Southeastern region from January 2000 to September 2001. Mr. Maynard was Regional Vice President for the Company’s Southeastern region from June 1998 to December 1999, and Regional Vice President for the Company’s Northeastern region from October 1997 to June 1998.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Independence of Directors
Pursuant to the Company's Guidelines on Corporate Governance, which require that a majority of our directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of directors nominated for reelection at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each director or any member of his or her immediate family and the Company, including those reported under "Certain Relationships and Related Transactions" below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that all the directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of our CEO Marguerite Nader. The Board determined that none of the independent directors has or had a material relationship with the Company other than being a director and/or a stockholder of the Company.
The Board specifically considered Mr. Zell's affiliation to Two North Riverside Plaza Joint Venture Limited Partnership, which provides office space to the Company as further described in "Certain Relationships and Related Transactions" below. The Board determined that this relationship between the Company and Two North Riverside Joint Venture Plaza does not breach NYSE bright line tests and did not hinder Mr. Zell's independence. The Board considered the payments to Two North Riverside Joint Venture Plaza in relation to Mr. Zell's considerable net worth. The Board further considered Mr. Zell's prior role as interim CEO for the eighteen-month period from March 1995 to August 1996, to allow time for transition to a new CEO. During such time, Mr. Zell did not receive compensation for his role as interim CEO and was not subject to an employment agreement, nor did he receive any severance, long-term health or pension benefits. The Board determined that Mr. Zell's prior role as interim CEO did not hinder Mr. Zell's independence.
The Board specifically considered Mr. Walker's and Mr. Heneghan's respective roles as former CEOs of the Company, and determined that these roles did not hinder Mr. Walker's or Mr. Heneghan's independence within the meaning of the NYSE listing standards.
General Information about the Nominees
The Company's Board currently consists of ten directors. On February 27, 2018, Mr. Young informed the Board that he will not stand for reelection at the Annual Meeting. Accordingly, Mr. Young’s service as a member of the Board will cease at the Annual Meeting scheduled to be held on May 1, 2018, at which time the Board will be reduced from ten directors to nine directors. Mr. Young’s decision not to stand for reelection is not a result of any disagreement with other Board members or with our management.
The Company's Charter currently provides for the annual election of all directors. All the nominees are presently directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.
Biographical Information
Set forth below are biographies of each of the nominees for director.
Samuel Zell, 76, has been Chairman of the Board of the Company since March 1995, and was CEO from March 1995 to August 1996. Mr. Zell was Co-Chairman of the Board from December 1992 until March 1995. Mr. Zell was a director of Mobile Home Communities, Inc., the former manager of the Company’s manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell has served as chairman of Equity Group Investments ("EGI"), a private investment company and division of Chai Trust Company, LLC ("Chai Trust"), since January 2012 and served as chairman and president of EGI from 1999 through 2011. EGI provides investment management and accounting services to the Zell family trusts. Mr. Zell is also the co-founder and chairman of Equity International, a private investment firm focused on real estate-related companies outside the United States. For more than the past five years, Mr. Zell has served as chairman of the board of Anixter International, Inc., a publicly traded global supplier of communications and security products; and as chairman of the board of Equity Residential, a publicly traded real estate investment trust ("REIT") that owns and operates apartment properties. Mr. Zell has been chairman of the board of Equity Commonwealth, a publicly traded office REIT, since May 2014. Mr. Zell has been chairman of the board of Covanta Holding Corporation, a publicly traded international leader in converting waste to energy, since September 2005, was previously a director from 1999 until 2004, and served as its president, chairman and chief executive officer from July 2002 to October 2004. Mr. Zell served as chairman of the board of Capital Trust, Inc., a specialized finance company ("Capital Trust") until December 2012. Mr. Zell served as a director of Tribune Company, a private media conglomerate, from May 2007 to December 2012, as chairman from December 2007 to December 2012, and as chief executive officer from December 2007 to December 2009. In December 2008, Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Zell was a trustee and chairman of the board of trustees of Equity Office Properties Trust, a publicly traded REIT primarily focused on office buildings, from October 1996 until its sale in February 2007, and was its chief executive officer from April 2002 to April 2003, and its president from April 2002 to November 2002. Mr. Zell is an active philanthropist with a focus on entrepreneurial education. Through the Zell Family Foundation, he has led the sponsorship of several leading entrepreneurship programs, including: the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan’s Ross School of Business; the Zell Fellows Program at Northwestern University’s Kellogg School of Management; and the Zell Entrepreneurship Center at the Interdisciplinary Center Herzliya (IDC). The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs and actively provides them with connections, opportunities, mentorship and support. Mr. Zell also sponsors the Samuel Zell/Robert Lurie Real Estate Center at University of Pennsylvania’s Wharton Real Estate Center.
Howard Walker, 78, has been Co-Vice Chairman of the Board of the Company since February 2013, was Vice Chairman of the Board from May 2003 to February 2013, and has been Chair of the Board’s Executive Committee since January 2004. Mr. Walker has been a director of the Company since November 1997. Mr. Walker has been retired from the Company since December 2003. Mr. Walker was Chief Executive Officer of the Company from December 1997 to December 2003. Mr. Walker was President of the Company from September 1997 to May 2000, and President of Realty Systems, Inc., an affiliate of the Company, from March 1995 to April 2000. Mr. Walker was a Vice President of the Company from January 1995 to March 1995.
Thomas Heneghan, 54, has been Co-Vice Chairman of the Board since February 2013 and a director of the Company since March 2004. Mr. Heneghan has been chief executive officer of Equity International, a private investment firm focused on real estate-related companies outside the United States, since February 2013. Mr. Heneghan was Chief Executive Officer of the Company from January 2004 to February 2013 and President of the Company from February 2011 to May 2012. He was also

President of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. He was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. He is a senior managing director of Chai Trust. He is a member of the Urban Land Institute’s Global Exchange Council, and a board member of the Global Real Estate Institute.
Philip Calian, 55, has been a director of the Company since October 2005. Mr. Calian has been founder and managing partner of Kingsbury Partners LLC since January 2003, and an operating partner of Waveland Investments LLC since July 2004. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses and Waveland Investments LLC is a Chicago-based private equity firm with committed equity capital. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a publicly-traded travel and leisure company, from 1995 until 2002. Mr. Calian is managing member of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock and hardware manufacturer; and Lewis County Press, LLC, a community newspaper publisher.
David Contis, 59, has been a director of the Company since February 2009. Mr. Contis has been a principal of Agora Advisors, Inc., which provides consulting services to domestic and international real estate and retail companies, since May 2017. Mr. Contis was president - mall platform and senior executive vice president of Simon Properties Group, Inc., a publicly-traded retail REIT, from May 2011 to May 2017. Mr. Contis was president of real estate for EGI from November 2006 to May 2011. He was executive vice president and chief operating officer of The Macerich Company, a publicly-traded shopping center REIT, from May 1997 to October 2006. Mr. Contis was employed in various capacities by affiliates of EGI from 1980 to 1997, including as vice chairman, executive vice president and chief operating officer of Equity Properties & Development L.P., from 1992 to 1997. He served on the board of directors of BRMalls, Brazil’s largest shopping center company from 2008 to 2011. Mr. Contis was a director and served as a member of the board of directors, compensation committee and audit committee of Dundee Realty Corp., a Canadian-based real estate company, from 1997 to 2003. In addition, he was a trustee of the International Council of Shopping Centers.
Constance Freedman, age 42, has been a director of the Company since October 2017. Ms. Freedman is the founder and managing partner of Moderne Ventures, an early stage investment fund she founded in 2015 that is focused on technology companies in and around real estate, finance, insurance and home services. Prior to Moderne Ventures, Ms. Freedman was the vice president of strategic investments for the National Association of Realtors where she launched the investment fund Second Century Ventures in 2008, and founded REach, its technology accelerator, in 2012.
Tao Huang, 55, has been a director of the Company since November 2015. Mr. Huang is a founder and managing partner of Range Light, LLC, an investment firm. He was previously the chief operating officer of Morningstar, Inc., a leading independent provider of investment research, from October 2000 until his retirement in December 2010. Mr. Huang spent almost 20 years with Morningstar, taking on increasing levels of responsibility from his start as an entry level technical programmer. He was named director of technology in 1992 and chief technology officer in 1996; he started Morningstar’s international operation in 1998, and was promoted to chief operating officer in October 2000. Mr. Huang is a director of Armstrong World Wide Industries, a publicly traded building materials company since 2010.
Marguerite Nader, 49, has been a director of the Company since March 2013. Ms. Nader has been President and CEO of the Company since February 2013. She was President and Chief Financial Officer from May 2012 to October 2012 and Executive Vice President and Chief Financial Officer from December 2011 to May 2012. Ms. Nader was Executive Vice President - New Business Development from February 2011 to December 2011. She was Executive Vice President - Sales and Marketing from February 2009 to February 2011. Ms. Nader was Senior Vice President of New Business Development from January 2007 to February 2009. She was Vice President of New Business Development from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management from January 1998 to January 2001. She has been employed with the Company since 1993. Ms. Nader has been a trustee of Liberty Property Trust, a publicly traded industrial REIT, since June 2017. Ms. Nader has served on the National Association of Real Estate Investment Trust ("NAREIT") Board of Governors since 2013.
Sheli Rosenberg, 76, has been a director of the Company since August 1996, and has been the Board’s Lead Director since 2002. Ms. Rosenberg was a consultant to Skadden, Arps, Slate, Meagher & Flom LLP from January 2014 through 2016 and was Of Counsel at Skadden, Arps, Slate, Meagher & Flom LLP from May 2011 to December 2013. She is the former president, chief executive officer and vice chairman of EGI. Ms. Rosenberg joined EGI in 1980 as the company’s general counsel and rose to become chief executive officer from 1990 to 2000 and vice chairman from 2000 to 2003 before retiring in 2003. Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1997. Ms. Rosenberg is a director of Spirit Realty Capital, a publicly traded net-lease REIT. Ms. Rosenberg was the lead director of Strategic Hotels & Resorts, Inc., a publicly traded hotel REIT, until its sale in 2015, and Cellular Dynamics International, a publicly traded producer of stem cells utilized primarily in research, until its sale in 2015. She is a former director of General Growth Properties, Inc., CVS Caremark Corporation, Capital Trust, Inc., Avis Budget Group, Inc., Nanosphere, Inc., and Ventas, Inc., and a former trustee of Equity Residential and Equity Office Properties, all of which were publicly traded companies. Ms. Rosenberg was an adjunct professor at Northwestern

University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former president of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee.
In addition to each director nominee's qualifications, experience and skills outlined in their biographical data above, the Company’s Board looked for certain attributes in each of the nominee directors and based on these attributes, concluded that each director nominee should serve on the Board. The Board does not require that the director nominees possess each attribute, but rather the Board is looking for a mix of attributes across the board members. These attributes include: (i) prior experience on the Board and other relevant board level experience, (ii) real estate industry experience, (iii) transactional experience especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters, (viii) experience with executive compensation matters, and (ix) prior experience in risk management.
The following table shows the attributes of each director nominee.

	Board Experience	Real Estate Industry	Transactional	Property Operations	Financial Expertise	Legal / Regulatory	Corporate Governance	Executive Compensation	Risk Management
Samuel Zell	X	X	X	X	X	X	X	X	X
Howard Walker	X	X	X	X	X	X	X	X	X
Thomas Heneghan	X	X	X	X	X	X	X	X	X
Philip Calian	X	X	X	X	X	X	X	X	X
David Contis	X	X	X	X	X	X	X	X	X
Constance Freedman	X	X	X		X		X	X	X
Tao Huang	X				X			X	X
Marguerite Nader	X	X	X	X	X	X	X	X	X
Sheli Rosenberg	X	X	X		X	X	X	X	X
Director Compensation
The following table includes compensation information for the year ended December 31, 2017 for each non-employee member of the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Philip Calian	65,000	139,984	—	—	—	204,984
David Contis	65,000	119,940	—	—	—	184,940
Thomas Dobrowski(4)	21,786	—	—	—	—	21,786
Constance Freedman(5)	10,833	16,634	—	—	—	27,467
Thomas Heneghan	65,000	127,406	—	—	—	192,406
Tao Huang	65,000	—	76,230	—	—	141,230
Sheli Rosenberg	65,000	167,412	—	—	—	232,412
Howard Walker	65,000	127,406	—	—	—	192,406
Matthew Williams(6)	65,000	107,441	—	—	—	172,441
William Young	65,000	114,908	—	—	—	179,908
Samuel Zell	65,000	3,578,066	—	—	—	3,643,066
___________

(1)
For 2017, the Company paid each of its non-employee directors an annual fee of $65,000. Ms. Freedman received a pro-rated fee of $10,833 for her services rendered from the time of her election on October 31, 2017 through December 31, 2017.

(2)
These amounts reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718 "Stock Compensation" ("FASB ASC 718"), related to grants of restricted stock and options to purchase shares of Common Stock made in 2017.

Refer to Note 14, "Equity Incentive Awards," in the Notes to the Consolidated Financial Statements included in the Company's 2017 Form 10-K filed on February 28, 2018 for the relevant assumptions used to determine the valuation of our restricted stock awards.
On May 2, 2017, upon recommendation of the Compensation Committee, the Board approved the following awards of Restricted Common Stock to non-employee directors then in office. Each recipient was allowed to take these shares as Stock Options equal to five times the number of shares of Restricted Common Stock that would have been awarded. All shares were granted at a per share price of $81.15, the NYSE closing price of the Company’s Common Stock on May 2, 2017. The number of shares of Restricted Common Stock awarded was determined by dividing the dollar value of the award by the closing price of the Company's Common Stock on the grant date or $81.15.

▪The Chairman of the Board, the Compensation Committee Chairperson and Lead Director, the Executive Committee Chairperson, the Strategic Planning Committee Chairperson and the Audit Committee Chairperson each received an award of Restricted Common Stock for their services rendered in such capacity in 2017. Each recipient elected to take their award as Restricted Common Stock. Mr. Zell was awarded 40,000 shares of Restricted Common Stock for services rendered as Chairman of the Board for 2017. The Compensation Committee determined that Mr. Zell’s compensation for his service as Chairman of the Board is appropriate given his ongoing extraordinary contributions to the Company. Mr. Zell's financial acumen, extensive investment and management experience, business and strategic expertise and network of resources across the real estate industry provide significant benefits to the Company and the Board.  Mr. Zell brings a well-recognized brand value to the Company from his more than fifty years of experience in the real estate business and his unparalleled role in the evolution of the REIT industry.  In addition, Mr. Zell has a distinguished track record and reputation for successfully leading companies with a focus on corporate governance and proper alignment of management and stockholder interests.
Ms. Rosenberg, Mr. Walker, Mr. Heneghan and Mr. Calian were each awarded shares of Restricted Common Stock valued at $60,000, $20,000, $20,000 and $40,000, respectively. The number of shares of Restricted Common Stock awarded to Ms. Rosenberg, Mr. Walker, Mr. Heneghan and Mr. Calian was determined by dividing the value of the award by the closing price of the Company's Common Stock on the grant date or $81.15. Ms. Rosenberg, Mr. Walker, Mr. Heneghan and Mr. Calian were each awarded 739, 246, 246 and 493 shares of Restricted Common Stock, respectively. One-third of these shares of Restricted Common Stock will vest on May 2, 2018, one-third will vest on May 2, 2019, and one-third will vest on May 2, 2020.
▪With the exception of the Committee Chairpersons, each member of the Audit Committee received an award of 154 shares of Restricted Common Stock valued at $12,500 and each member of the Compensation Committee, the Executive Committee and the Strategic Planning Committee received an award of 92 shares of Restricted Common Stock valued at $7,500 for their services on their respective Committees in 2017. Mr. Huang elected to take his shares as Stock Options and he received an award of 770 Stock Options. These shares of Restricted Common Stock and Stock Options will vest 100% on May 2, 2018.
▪Each non-employee director received an award of Restricted Common Stock for their services rendered as a Board member during 2017. With the exception of Mr. Huang, each recipient elected to take this award as Restricted Common Stock. Mr. Zell received an award of 4,000 shares of Restricted Common Stock. Mr. Calian, Mr. Contis, Mr. Heneghan, Ms. Rosenberg, Mr. Walker, and Mr. Young each received an award of 1,232 shares of Restricted Common Stock valued at $100,000. Mr. Huang elected to take these shares as Stock Options and he received an award of 6,160 Stock Options. One-third of these shares of Restricted Common Stock and Stock Options vested on November 2, 2017, one-third will vest on May 2, 2018 and one-third will vest on May 2, 2019.
On October 31, 2017, upon recommendation of the Compensation Committee, the Board approved an award of Restricted Common Stock to be granted to Ms. Freedman as a new Board member for her services rendered for the remainder of 2017. The number of shares of Restricted Common Stock awarded was determined by dividing $100,000 by the closing price of the Company's Common Stock on October 31, 2017, the grant date, of $88.48 and pro-rated for her time served in 2017. Ms. Freedman was allowed to take these shares as Stock Options equal to five times the number of shares of Restricted Common Stock that would have been awarded. Ms. Freedman chose an award of 188 shares of Restricted Common Stock. One-third of these shares of Restricted Common Stock will vest on April 30, 2018, one-third will vest on October 31, 2018 and one-third will vest on October 31, 2019.
As of December 31, 2017, each non-employee director had the following unexercised Stock Options and unvested Restricted Stock awards outstanding:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested
Philip Calian	—	—	2,406
David Contis	5,600	—	1,516
Constance Freedman	—	—	188
Thomas Heneghan	—	—	1,787
Tao Huang	7,366	7,114	—
Marguerite Nader	—	—	—
Sheli Rosenberg	—	—	2,744
Howard Walker	—	—	2,251
William Young	—	—	1,454
Samuel Zell	200,000	—	57,427

(3)
During the year ended December 31, 2017, directors did not receive any perquisites or other compensation. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company.

(4)	Mr. Dobrowski retired from the Board effective May 2, 2017.

(5)	Ms. Freedman joined the Board effective October 31, 2017.

(6)	Mr. Williams resigned from the Board effective December 18, 2017, and his unvested shares of Restricted Common Stock were forfeited at that time.
Vote Required
A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.
Board Recommendation
The Board unanimously recommends that you vote "FOR" each of the nine nominees for director to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that the stockholders ratify the selection of Ernst & Young as the Company's Independent Accountants for the fiscal year ending December 31, 2018. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee, at its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. There have been no disagreements between the Company and Ernst & Young relating to accounting procedures, financial statement disclosures or related items. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
Audit Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2017 and 2016 for professional services rendered by the Independent Accountants for the audit of the Company’s financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act and for the reviews by the Independent Accountants of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were approximately $1,193,100 and $1,113,400, respectively.
Audit-Related Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2017 and 2016 for assurance and related services by the Independent Accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as "Audit Fees" above were approximately $57,200 and $45,500, respectively. These fees consist primarily of fees for services provided to assist the Company with attestation services related to audits of subsidiaries and benefit plans and other accounting consultations.
Tax Fees. The aggregate fees billed (or expected to be billed) for fiscal years 2017 and 2016 for professional services rendered by the Independent Accountants for tax compliance, tax advice and tax planning were approximately $130,000 and $146,434, respectively.
All Other Fees. There were no other fees billed to the Company by the Independent Accountants in fiscal years 2017 and 2016.
Auditor Independence. The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.
Policy on Pre-Approval. The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissable non-audit services provided by the Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young in 2017 were pre-approved by the Audit Committee.
Vote Required
The affirmative vote of a majority of the votes cast by stockholders of record is necessary to ratify the selection of Ernst & Young.
Board Recommendation
The Board unanimously recommends that you vote "FOR" ratification of the selection of Ernst & Young as the Company's Independent Accountants for the year ending December 31, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of three Directors, each of whom the Board has determined meets the independence and financial literacy requirements of the NYSE and Rule 10A-3 under the Exchange Act. In addition, the Board has determined that each of these three Directors qualifies as an "audit committee financial expert" as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board, which is posted on the Company's website. In accordance with this charter, the Audit Committee oversees the accounting, auditing and financial reporting practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee has also established procedures for processing complaints received from employees regarding internal control, accounting, and auditing matters. The Audit Committee held eight meetings during 2017.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the "2017 Form 10-K") with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.
The Independent Accountants are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee reviewed with the Independent Accountants their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by standards of the Public Company Accounting Oversight Board ("PCAOB"), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed independence with the Independent Accountants. These discussions included the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the letter from the Independent Accountants required by the PCAOB regarding the Independent Accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered the compatibility of non-audit services provided to the Company by the Independent Accountants with the Independent Accountant’s independence.
The Audit Committee discussed with the Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their examinations; their evaluation of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2017 Form 10-K for filing with the SEC. The Audit Committee and the Board have recommended that stockholders ratify the selection of Ernst & Young as the Company’s Independent Accountants for the year ending December 31, 2018.

Respectfully submitted,

Philip Calian, Chair
David Contis
Tao Huang

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary. The purpose of this Compensation Discussion and Analysis ("CD&A") is to provide stockholders with a description of the Company's executive compensation philosophy, objectives of the Company's compensation program and the material elements of the Company's compensation program for the following individuals who were the Company’s named executive officers (NEOs) as of December 31, 2017:
Marguerite Nader...........................    President and Chief Executive Officer
Paul Seavey....................................    Executive Vice President, Chief Financial Officer and Treasurer
Patrick Waite..................................    Executive Vice President and Chief Operating Officer
Roger Maynard..............................    Executive Vice President – Investments

The Compensation Committee took into account the stockholder advisory vote approving executive compensation at the last annual meeting of stockholders held in May 2017 and incorporated that as one of many factors it considered in connection with the discharge of its responsibilities. Among other considerations, due to the fact that 95% of all the votes cast at last year's annual meeting of stockholders approved the compensation program described in the proxy statement for the 2017 annual meeting of stockholders, the Compensation Committee did not make any substantive changes to the 2017 executive compensation program.
The core principle of the Company’s executive compensation program for 2017 continues to be pay for performance, and the framework of the executive compensation program includes the governance features discussed below:

▪	The Compensation Committee is comprised solely of independent directors.

▪
The Compensation Committee’s annual review and approval of the Company's compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee reviews the Company's executive compensation program, including base salary ("Base Salary"), annual performance-based non-equity incentive compensation ("Cash Bonus"), equity-based retention and incentive compensation ("Equity Compensation"), and personal benefits. The Compensation Committee does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

▪	The NEOs have no employment agreements or severance agreements.

▪	The NEOs are subject to share ownership guidelines as further described below.

▪
The Company's hedging policy is included in the Company's Policy on Securities Trading and reads as follows: "Directors and officers (and any member of the director's or officer's family sharing the same household) are prohibited from engaging in short sales (including buying puts or selling calls) or any other hedging transactions with respect to any equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities."

▪
The Company's Securities Pledging Policy, which is described in greater detail in the "Securities Pledging Policy" section of this Proxy Statement, requires Audit Committee approval of any pledging of our shares of Common Stock or OP Units by directors or executive officers and the satisfaction of certain other conditions.

▪	The NEOs must follow the requirements of the Company's Business Ethics and Conduct Policy.
The Compensation Committee takes into consideration the overall performance of the Company when establishing the compensation program and determining final payments to the NEOs. This review of overall Company performance is in addition to specific goals and targets that are set for each NEO. The following tables show the Company’s historical stock price, annual dividends, and Normalized Funds From Operations ("Normalized FFO"). Normalized FFO is a non-GAAP financial measure. The Company believes that Normalized FFO is generally an appropriate measure of performance of an equity REIT. Appendix A to this proxy statement includes the definition of Normalized FFO and a reconciliation of Normalized FFO to net income, the most comparable GAAP measure.
On July 15, 2013, we effected a two-for-one stock split of our Common Stock. All Common Stock and per share data in this CD&A for periods prior to this date have been adjusted retroactively to reflect the stock split.

Note: This chart shows the ELS stock price from January 2013 through January 2018.

Note: This chart shows the Company's annual dividend per share growth over the last five years.	Note: This chart shows the Company's annual Normalized FFO growth over the last five years.

General Philosophy. The Compensation Committee determines and approves the compensation of the Company's NEOs and guides the Company's overall philosophy towards the compensation of its employees. The Compensation Committee believes that the compensation of the Company's NEOs should be both competitive and based on individual and Company performance. The Compensation Committee believes that the compensation of the NEOs should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of its stockholders. The Compensation Committee consults with executive management regarding both executive and non-executive employee compensation plans and programs, including administering the Company's equity incentive plan. The Company did not consult with an outside advisor or compensation consultant regarding 2017 compensation. The Company retained, at the direction of the Compensation Committee, Willis Towers Watson in 2017 as its independent outside compensation consultant to provide an independent analysis and recommendation concerning the 2018 long-term executive compensation plan as further discussed in "2018 Changes to Executive Compensation" below. Willis Towers Watson did not provide any additional services to the Compensation Committee and did not provide any services to the Company other than those it provided to the Compensation Committee. The sole role of Willis Towers Watson was to advise the Compensation Committee with respect to the 2018 long-term executive compensation plan. The ultimate determination of total compensation and the elements that comprise total compensation for our NEOs is made solely by our Compensation Committee.
Objectives of the Compensation Program. The primary objective of the Company's compensation program is to attract and retain highly qualified executives by providing competitive Base Salaries and meaningful Cash Bonus and Equity Compensation. In addition, the compensation program is structured to hold the NEOs accountable for the performance of the Company by tying the substantial majority of their annual Cash Bonus to performance targets. The compensation program is also designed to promote an ownership mentality among executives. The Compensation Committee recognizes that the interests of stockholders are best served by giving our NEOs the opportunity to participate in the appreciation of the Company's Common Stock. In October 2005, the Board established stock ownership guidelines for each of the executive officer positions and directors. Under these guidelines, all of the executive officers and directors are required to own a minimum amount of the Company’s Common Stock within four years from their first appointment as an executive officer or director, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer or member of the Board. Such ownership guidelines are as follows: five times the Base Salary for the CEO; three times the Base Salary for each of the other executive officers; and three times the annual retainer for each Board member. In March 2013, the Board approved a revision to the established stock ownership guidelines to exclude from the computation any stock pledged or hedged by a director or executive officer. Each of the NEOs and Board members currently own shares of Common Stock that exceed the minimum established guidelines.
The following table shows the value of shares of Common Stock of the Company, including shares upon exercise of options, beneficially owned as of the Record Date by each of the NEOs as a multiple of their 2017 base salary.

Name	Shares of Common Stock (1)	Shares of Common Stock Upon Exercise of Options (2)	Total Shares of Common Stock	Value of Shares Owned ($) (3)	Base Salary ($)	Stock Ownership Value/Base Salary (4)
Marguerite Nader	116,550	—	116,550	10,375,281	400,000	26x
Paul Seavey	72,060	—	72,060	6,414,781	360,000	18x
Patrick Waite	96,160	—	96,160	8,560,163	360,000	24x
Roger Maynard	166,489	—	166,489	14,820,851	360,000	41x
All NEOs as a group	451,259	—	451,259	40,171,076	1,480,000	27x
________________________

(1)	Shares of Common Stock beneficially owned as of the Record Date.

(2)	The amounts shown in this column reflect shares of Common Stock, subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.

(3)	The value of the total shares beneficially owned as of the Record Date using the Company’s Common Stock closing stock price of $89.02 on December 31, 2017.

(4)	The value of total shares beneficially owned as of the Record Date as compared to the NEO's 2017 Base Salary.
What Our Compensation Program is Designed to Reward. Our compensation program is designed to reward the NEOs for their contributions to the Company and for achieving improvements in the Company's performance during the year. The Compensation Committee deliberately kept Base Salaries at a relatively small percentage of total compensation. This allows the Compensation Committee to reward each NEO’s performance through annual Cash Bonus awards and equity incentives such as Restricted Common Stock Awards. The annual Cash Bonus plan for each NEO is established by the Compensation Committee after a review of performance goal recommendations from the CEO, who receives input on such performance goal recommendations from each NEO. Restricted Common Stock Awards are designed to provide incentives to the executives to ensure the successful implementation of long-term strategic goals of the Company and to provide for the retention of such executives.
Elements of Compensation.     During the year ended December 31, 2017, there were three major components of executive compensation: Base Salary, performance-based Cash Bonus, and Equity Compensation. In conjunction with the CEO, the Compensation Committee reviews our executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each NEO, including Base Salary, Equity Compensation award values, Cash Bonus performance metrics, and all other compensation for the current and prior years. The tally sheet allows the Compensation Committee to quantify each NEO's total compensation for use in comparison to the salaries of executives at other REITs as obtained from the SNL Financial database (www.snl.com).
The compensation policy takes into account a review of executive compensation and performance data on publicly traded REITs obtained from the SNL Financial database. The Compensation Committee believes the executive compensation information derived from the SNL Financial database for the selected peer group of REITs provides comparable salary data for the Company. The compensation program is based on a review of the median and average total compensation for each NEO position and allows each NEO to attain compensation in alignment with the average and median compensation of the peer group, and based on the Company's performance. This is achieved through the issuance of Restricted Common Stock Awards. Where salary information is unavailable for a particular position in the SNL Financial database, other positions having similar responsibilities are used. Salary increases are based upon overall Company performance and upon each NEO’s performance, established goals, and contribution to the Company’s performance.
The Company's peer group consists of seventeen companies as shown in the following table. The Company's peer group for 2017 remained consistent with prior years, with the exception of one peer which was acquired by another peer in March 2017. When selecting and re-assessing this peer group, the Compensation Committee took into consideration factors including market capitalization, three-year and five-year total returns, dividend yields, compounded annual funds from operations growth rates, and multiples. As of December 31, 2017, the Company's one-year, three-year and five-year total shareholder return were 26%, 86% and 201%, respectively. As of December 31, 2017, the one-year, and annualized three-year and five-year total shareholder return for the Company were 26%, 23% and 25%, respectively, as compared to the median total shareholder return for the peer group of 4%, 9%, and 12%, respectively, and the average annual total shareholder return for the peer group of 4%, 9% and 12%, respectively.

PEER GROUP

Apartment Investment and Management Company (AIV)	First Industrial Realty Trust (FR)
American Campus Communities, Inc. (ACC)	Highwoods Properties, Inc. (HIW)
Camden Property Trust (CPT)	Liberty Property Trust (LPT)
CubeSmart (CUBE)	Mack-Cali Realty Corporation (CLI)
Corporate Office Properties Trust (OFC)	Regency Centers Corporation (REG)
Duke Realty Corporation (DRE)	Simon Property Group (SPG)
Equity Residential (EQR)	UDR, Inc. (UDR)
Essex Property Trust, Inc. (ESS)	Vornado Realty Trust (VNO)
Extra Space Storage, Inc. (EXR)

Total compensation for the NEOs as set forth in the Summary Compensation Table was approximately $8.9 million and $8.3 million for 2017 and 2016, respectively. Total compensation for 2017 was split between Base Salary, performance-based Cash Bonus, and Equity Compensation, as shown in the following chart. All other compensation was less than 1% of the total compensation. The total median compensation for the top five executives for the selected peer group for 2016, based on the latest reportable data in the SNL Financial database, was approximately $11.7 million and the average was approximately $13.9 million. The increase in total executive compensation from 2016 to 2017 for the NEOs in the aggregate reflects an increase in performance-based Cash Bonus, and an increase in our stock price on the restricted stock grant dates.
Base Salary. The Compensation Committee deliberately keeps Base Salaries at a relatively small percentage of total compensation. For 2017, the Compensation Committee concluded that Base Salaries of $400,000 for Ms. Nader and $360,000 for each of Mr. Seavey, Mr. Waite and Mr. Maynard were appropriate in this regard. These Base Salaries reflected no increase in 2017 from 2016.
Non-Equity Incentive Compensation (Cash Bonus). The Compensation Committee's practice is to award annual Cash Bonuses based on certain performance targets established by the Compensation Committee for each year after consultation with the CEO and executive officers, but subject to the discretion of the Compensation Committee. The Compensation Committee selected the performance targets, as they believe management should focus on short-term annual performance metrics that support and ensure the Company’s long-term success and profitability. Performance targets were established and communicated to the NEOs in February 2017 when the outcome of the performance targets was substantially uncertain. Performance targets were consistent with earnings guidance expectations publicly disclosed by the Company. The final payout of 2017 Cash Bonuses to the NEOs was in February 2018, after finalization of the Company’s year-end earnings results.
The total 2017 maximum Cash Bonus potential for the NEOs set by the Compensation Committee in February 2017 was approximately $2,565,200 and was comprised of a $2,420,000 bonus potential ("2017 Bonus Potential") and a $72,600 MH revenue stretch goal and a $72,600 resort revenue stretch goal ("2017 Stretch Goals"). The following table shows the 2017 Bonus Potential for each NEO and the percentage attributed to each performance target and the discretionary portion. The total Cash Bonus paid to all NEOs was approximately $2.4 million, which included a payment of $72,600 for the 2017 Stretch Goals. The 2017 Stretch

Goals required certain increases in the Company’s core manufactured home ("MH") revenues, which target was met, and certain increases in core resort revenues, which target was not met.

Name	2017 Bonus Potential (Amount x Base Salary)	Core MH Revenue Target (1)	Core Resort Revenue Target (2)	Dues Target (3)	Core Net Operating Income Target (4)	Rentals/Working Capital Target (5)	Discretionary(6)
Marguerite Nader	2.0	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Paul Seavey	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Patrick Waite	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
Roger Maynard	1.5	15.0%	15.0%	15.0%	15.0%	15.0%	25.0%
_____________

(1)
This target required achieving a 4.2% increase in core MH base rent growth for the year ended December 31, 2017 as compared to the year ended December 31, 2016, which target was met. The total paid for this target was approximately $363,000.

(2)
This target required that the Company’s core resort revenues increase 4.4% for the year ended December 31, 2017 as compared to December 31, 2016, which target was met. The total paid to the NEOs for this target was approximately $363,000.

(3)
This target was comprised of three equal components related to: (i) dues revenues; (ii) the number of paid member sales units; and (iii) dues attrition, which component targets were all met. The total paid to the NEOs for this target was approximately $363,000.

(4)
This target required core net operating income, excluding property management expense, to increase 4.3% for the year ended December 31, 2017 as compared to the year ended December 31, 2016, which target was met. The total paid to the NEOs for this target was approximately $363,000.

(5)
This target was comprised of four equal components related to: (i) reduction of working capital commitment, which portion of the target was met; (ii) an increase in occupancy from homeowners in 2017, which portion of the target was met; (iii) reduction of rental expenses, which portion of the target was not met; and (iv) management of chattel financing, which portion of the target was met. As a result, the NEOs were paid 75% of this target or approximately $272,250.

(6)
At the beginning of 2017, the Compensation Committee, in consultation with Ms. Nader, developed strategic initiatives upon which each executive officer would be evaluated and which would be used in determining their discretionary bonuses. Management focused on key strategic areas for the Company including, but not limited to, revenue management, sales, expense management, property maintenance and improvements, portfolio assessment, development, technology and employee relations. Throughout 2017, each NEO met with Ms. Nader to discuss achievement of these discretionary goals. The Compensation Committee reviewed these evaluations and considered the results of these evaluations in the overall assessment of each NEO’s performance. As a result, Mr. Seavey, Mr. Waite and Mr. Maynard each received 100% of the discretionary bonus potential for 2017.

The Compensation Committee’s evaluation of Ms. Nader’s achievements included a review of the Company’s overall performance, as well as the attainment of the strategic initiative goals by each of the other executive officers. Ms. Nader received 100% of her discretionary bonus potential for 2017.
The total paid to all executive officers for discretionary targets was approximately $605,000.
Equity-Based Retention and Incentive Compensation (Equity Compensation). The Company has made Restricted Common Stock grants to provide long-term incentives for executive officers and to retain qualified officers. The Company recognizes that the interests of stockholders are best served by giving our executives the opportunity to participate in the appreciation of the Company’s Common Stock.
On May 13, 2014, our stockholders approved the Company’s 2014 Equity Incentive Plan. The Company has granted Restricted Common Stock to our NEOs in accordance with the 2014 Equity Incentive Plan since its approval.
The Restricted Common Stock grants were awarded at the closing price of the Company’s Common Stock on the NYSE on the date of grant. The Company has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the NYSE on the grant date, nor have options been granted on a date other than the grant date. Upon vesting of these stock awards, the Company may buy back a portion of the stock to provide the executive officer with the ability to receive the vested stock net of applicable tax effects.
On January 23, 2017, the Compensation Committee approved the 2017 Restricted Stock Award (the "2017 Award") pursuant to the authority set forth in the 2014 Equity Incentive Plan. On February 1, 2017, the NEOs were granted 68,000 shares of Restricted Common Stock in accordance with the 2017 Award with a grant date fair value per share of $72.61 as follows: Ms. Nader was granted 22,000 shares; Mr. Seavey was granted 18,000 shares; Mr. Waite was granted 18,000 shares; and Mr. Maynard was granted 10,000 shares. Such shares vested on December 31, 2017.
CEO Compensation. Ms. Nader’s 2017 compensation consisted of a Base Salary of $400,000 and a performance-based Cash Bonus award of $794,000. During the year ended December 31, 2017, Ms. Nader acquired 22,000 shares of Restricted Common Stock upon vesting with a value of approximately $1,958,440. The Compensation Committee established Ms. Nader’s compensation based on the principles previously discussed in this CD&A. Ms. Nader received no compensation or stock grants for her service on the Board.

Accounting Considerations.     The Company accounts for its stock options and stock awards in accordance with FASB ASC 718.
Severance Benefits.     None of the Company’s NEOs have any arrangements that provide for payment of severance benefits.
Non-Qualified Deferred Compensation. The Company does not provide any non-qualified defined contribution or other deferred compensation plans.
Post-Employment Compensation. All of the Company's employees, including its NEOs, are employees-at-will and as such do not have employment contracts with the Company. The Company also does not provide post-employment health coverage or other benefits.
Change in Control. None of the Company's NEOs are entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock grants is subject to acceleration upon a change of control of the Company or in the event of death, disability and involuntary termination not for cause. As of December 31, 2017, there were no unexercised stock options or non-vested restricted stock awards for any of the NEOs.
Perquisites and Other Benefits. The Company’s NEOs do not receive benefits that are not otherwise available to all of its employees. All employees who participated in the 401(k) plan received a matching contribution equal to 100% of the first 3%, and 50% of the next 2%, of the participant’s eligible earnings that were contributed to the plan, up to a maximum matching contribution of $10,800. Additionally, the Company may make a discretionary contribution annually for each participant in an amount, if any, as determined by the Company. The Company has provided each of the NEOs with an indemnification agreement, however, the Company has paid no amounts under such agreements.
The Company has a non-qualified Employee Stock Purchase Plan ("ESPP") in which certain employees and the directors may participate. Participants may acquire up to $250,000 of Common Stock annually through the ESPP at a 15% discount. Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all salaried employees who elect to participate in the ESPP.
2018 Changes to Executive Compensation. On March 9, 2018, the Compensation Committee approved the 2018 Executive Bonus Plan (the "Plan"). Information regarding the Plan was filed on Form 8-K with the SEC on March 12, 2018. Under the Plan, the annual 2018 Cash Bonus potential was established based on certain performance targets. The total 2018 Cash Bonus potential under the Plan for each eligible executive follows:

Name	Title	Bonus Potential
Marguerite Nader	President and Chief Executive Officer	250% of annual salary
Paul Seavey	Executive Vice President, Chief Financial Officer and Treasurer	190% of annual salary
Patrick Waite	Executive Vice President and Chief Operating Officer	190% of annual salary
Roger Maynard	Executive Vice President - Investments	190% of annual salary
Under the Plan, payment of 70% of the 2018 Cash Bonus potential is contingent upon achieving certain operational targets, including goals related to core community base rental income, core resort base rental income, membership dues revenues, core net operating income, and working capital. The Compensation Committee will have discretion at the end of 2018 to determine an appropriate award based on an evaluation of each of the target areas. Payment of the remaining 30% of the 2018 Cash Bonus potential is based on an assessment of discretionary objectives for the executive officer team, as a whole. In addition, if the Company exceeds by specified amounts certain operational targets relating to core community base rental income and core resort base rental income, the total 2018 Cash Bonus potential may be increased by up to an additional $186,540, which would be shared pro-rata by the NEOs. 2018 Cash Bonus payments will be made in cash and will be paid subsequent to the year ending December 31, 2018 after finalization of the Company’s results of operations and upon review and approval by the Compensation Committee.
On January 29, 2018, in order to further align the interests of our NEOs with our stockholders and to create stronger retention incentives, the Compensation Committee, in consultation with Willis Towers Watson, its independent, outside compensation consultant, approved the 2018 Restricted Stock Award Program (the “2018 Restricted Stock Program”) pursuant to the authority set forth in the 2014 Equity Incentive Plan.

2018 Awards
The 2018 Restricted Stock Award Program provides for restricted stock awards for the NEOs with a three-year vesting period (the "2018 Awards"), with one-third vesting on December 28, 2018 and the remaining two-thirds vesting on each of December 28, 2019 and December 28, 2020, respectively (the "Extended Vesting Portion"). One-half of the Extended Vesting Portion of the 2018 Awards provide solely for time-based vesting and will vest in equal installments on December 28, 2019 and December 28, 2020. The remaining one-half of the Extended Vesting Portion of the 2018 Awards provide for performance-based vesting and will vest, subject to the satisfaction of the performance conditions to be established by the Compensation Committee, in equal installments on December 28, 2019 and December 28, 2020.
Transition Awards
Each of our NEOs also received a one-time transition award of time-based restricted stock (the “Transition Awards”) as a transition from our prior practice of granting annual restricted stock awards which vested in full on December 31 of the relevant grant year. These Transition Awards are intended to mitigate the impact of a reduction in the realized pay for our NEOs in 2018 and 2019 resulting from the three-year vesting period for the 2018 Awards. Two-thirds of each Transition Award will vest on December 28, 2018, and the remaining one-third will vest on December 28, 2019. The Transition Awards are not subject to performance goals. The Compensation Committee does not view these awards as a continuing feature of the 2018 Restricted Stock Award Program, and there is no intent to replicate these Transition Awards in future years.
On February 1, 2018, the NEOs were granted shares of Restricted Common Stock in accordance with the 2018 Restricted Stock Award Program with a grant date fair value of $84.65 per share as follows:

Name	Title	2018 Award	Transition Award
Marguerite Nader	President and Chief Executive Officer	19,500 Shares	19,500 Shares
Paul Seavey	Executive Vice President, Chief Financial Officer and Treasurer	16,000 Shares	16,000 Shares
Patrick Waite	Executive Vice President and Chief Operating Officer	16,000 Shares	16,000 Shares
Roger Maynard	Executive Vice President - Investments	8,750 Shares	8,750 Shares

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

Sheli Rosenberg, Chair
David Contis
William Young

SUMMARY COMPENSATION TABLE
The following table includes information concerning compensation paid to or earned for the year ended December 31, 2017 by the Company's Chief Executive Officer, Chief Financial Officer, and those other persons who were, at December 31, 2017, executive officers of the Company (the "NEOs").
The Company has not entered into any employment agreements with any of the NEOs. When setting total compensation for each of the NEOs, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.
The NEOs were not entitled to receive non-performance based payments, which are characterized as "Bonus" payments in the table below for the years ended December 31, 2017, 2016 and 2015. In January 2016, 2017 and 2018, the Compensation Committee approved the final short-term incentive plan Cash Bonus payments for each NEO, with the substantial majority of such payments being based on pre-established performance targets. Such annual performance-based Cash Bonus payments are characterized as "Non-Equity Incentive Plan Compensation - STIP" in the table. Total compensation amounts include the fair value of the stock awards and option awards granted to the NEOs, with such grants being shown in the table in the year of grant.
For the years ended December 31, 2017, 2016 and 2015, Base Salary (Salary) accounted for approximately 17%, 18% and 18%, respectively, of total compensation; Equity Compensation (Stock Awards) accounted for approximately 56%, 55% and 52%, respectively, of total compensation; and Cash Bonus (Non-Equity Incentive Plan Compensation - STIP) accounted for approximately 27%, 26% and 29%, respectively, of total compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)(6)	Total ($)
						STIP ($)(4)	LTIP ($)(5)
Marguerite Nader	2017	400,000	—	1,597,420	—	794,000	—	10,800	2,802,220
President and	2016	400,000	—	1,483,240	—	724,004	—	10,600	2,617,844
Chief Executive Officer	2015	385,000	—	1,208,460	—	758,450	—	10,400	2,362,310

Paul Seavey	2017	360,000	—	1,306,980	—	535,950	—	10,800	2,213,730
Executive Vice President,	2016	360,000	—	1,213,560	—	488,703	—	10,600	2,072,863
Chief Financial Officer and	2015	350,000	—	988,740	—	517,125	—	10,400	1,866,265
Treasurer

Patrick Waite	2017	360,000	—	1,306,980	—	535,950	—	10,800	2,213,730
Executive Vice President and	2016	360,000	—	1,213,560	—	488,703	—	10,600	2,072,863
Chief Operating Officer	2015	350,000	—	988,740	—	517,125	—	10,400	1,866,265

Roger Maynard	2017	360,000	—	726,100	—	535,950	—	10,800	1,632,850
Executive Vice President -	2016	360,000	—	674,200	—	488,703	—	10,600	1,533,503
Investments	2015	350,000	—	988,740	—	517,125	—	10,400	1,866,265
_________

(1)	A substantial majority of bonus payments were based on certain performance criteria being met and as such are included under the Non-Equity Incentive Plan Compensation column of this table.

(2)	These amounts reflect the grant-date fair value of restricted stock awards, calculated in accordance with FASB ASC 718 based on the Company's closing stock price on the grant date.
On January 22, 2015, the Compensation Committee approved the 2015 Restricted Stock Award (the "2015 Award") pursuant to the authority set forth in the 2014 Equity Incentive Plan. On February 2, 2015, the NEOs were granted 76,000 shares of Restricted Common Stock in accordance with the 2015 Award with a grant-date fair value per share of $54.93 as follows: Ms. Nader was granted 22,000 shares; Mr. Seavey was granted 18,000 shares; Mr. Waite was granted 18,000 shares and Mr. Maynard was granted 18,000 shares. Such shares vested on December 31, 2015.
On January 21, 2016, the Compensation Committee approved the 2016 Restricted Stock Award (the "2016 Award") pursuant to the authority set forth in the 2014 Equity Incentive Plan. On February 1, 2016, the NEOs were granted 68,000 shares of Restricted Common Stock in accordance with the 2016 Award with a grant-date fair value per share of $67.42 as follows: Ms. Nader was granted 22,000 shares; Mr. Seavey was granted 18,000 shares; Mr. Waite was granted 18,000 shares and Mr. Maynard was granted 10,000 shares. Such shares vested on December 31, 2016.
On January 23, 2017, the Compensation Committee approved the 2017 Restricted Stock Award (the "2017 Award") pursuant to the authority set forth in the 2014 Equity Incentive Plan. On February 1, 2017, the NEOs were granted 68,000 shares of Restricted Common Stock in accordance with the 2017 Award with a grant-date fair value per share of $72.61 as follows: Ms. Nader was granted 22,000 shares; Mr. Seavey was granted 18,000 shares; Mr. Waite was granted 18,000 shares; and Mr. Maynard was granted 10,000 shares. Such shares vested on December 31, 2017.
All holders of Restricted Common Stock receive any dividends paid on such shares, whether or not vested.

(3)	There were no stock option awards issued to the NEOs during 2015, 2016 and 2017.

(4)
A substantial majority of the NEOs’ annual short-term incentive plan Cash Bonus payment is based on pre-established performance targets as communicated to the NEOs at the beginning of the year, and therefore, such amounts are classified as non-equity incentive plan compensation in this table.

In February 2017, February 2016, and February 2015, the Compensation Committee approved the 2017, 2016 and 2015 bonus potential and performance targets, respectively. In January 2018, 2017 and 2016, after assessment of the achievement of such performance targets, the Compensation Committee approved and the NEOs received their annual Cash Bonus for each of the years ended December 31, 2017, 2016 and 2015, respectively. See the CD&A section of this Proxy Statement for further discussion of the 2017 performance targets.
On March 9, 2018, the Compensation Committee approved the 2018 Executive Bonus Plan. Information regarding the 2018 Executive Bonus Plan is included in the CD&A section of this Proxy Statement and in a Current Report on Form 8-K filed with the SEC on March 12, 2018.

(5)	There were no long-term non-equity incentive plan compensation awards granted to the NEOs in 2015, 2016, or 2017.

(6)
Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $10,800, $10,600, and $10,400 for the years ended December 31, 2017, 2016 and 2015, respectively.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth certain information with respect to grants of plan-based awards to the Company’s NEOs for the year ended December 31, 2017.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)
Marguerite Nader	02/20/17	(1)	—	648,000	848,000	0	—	—	—
	02/01/17		—	—	—	22,000	—	—	1,597,420

Paul Seavey	02/20/17	(1)	—	437,400	572,400	0	—	—	—
	02/01/17		—	—	—	18,000	—	—	1,306,980

Patrick Waite	02/20/17	(1)	—	437,400	572,400	0	—	—	—
	02/01/17		—	—	—	18,000	—	—	1,306,980

Roger Maynard	02/20/17	(1)	—	437,400	572,400	0	—	—	—
	02/01/17		—	—	—	10,000	—	—	726,100
_________

(1)
Payment of the 2017 award was based on the following performance targets being achieved: 15.0% related to achieving a benchmark in core MH revenues; 15.0% related to achieving a benchmark in core resort revenues; 15.0% related to achieving a benchmark in membership dues revenues; 15.0% related to achieving a benchmark in core net operating income;15.0% related to achieving a working capital benchmark and 25.0% was at the discretion of the Compensation Committee after evaluation of each NEO's performance, including an analysis of successes and strategic initiatives during the year. In addition, each NEO was awarded an additional amount upon achievement of the 2017 Stretch Goals. The 2017 maximum amounts represent the total potential bonus award. The 2017 target amounts reflect the non-discretionary portion of the total potential bonus award. Payment of the 2017 award was made in February 2018.

(2)	These amounts reflect the number of shares of Restricted Common Stock granted to each NEO.

(3)	This amount reflects the grant-date fair value of restricted stock awards calculated in accordance with FASB ASC 718 based on the Company's closing stock price on the grant date.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
There were no unexercised stock options and non-vested restricted stock awards for the NEOs as of December 31, 2017.

OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to the option exercises and stock vested for each of the NEOs for the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Marguerite Nader	—	—	22,000	1,958,440
Paul Seavey	—	—	18,000	1,602,360
Patrick Waite	—	—	18,000	1,602,360
Roger Maynard	—	—	10,000	890,200
_____________

(1)
Upon vesting of these stock awards, the Company purchased 10,318, 8,442, 8,442, and 4,195 shares from Ms. Nader, Mr. Seavey, Mr. Waite and Mr. Maynard, respectively, to pay their respective withholding taxes.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL
None of our NEOs is entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock grants is subject to acceleration upon a change of control of the Company or in the case of death, disability and involuntary termination not for cause. As of December 31, 2017, there were no unexercised stock options or non-vested restricted stock awards for any of the named executive officers.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for the year ended December 31, 2017 about the relationship of the ratio of the annual total compensation, calculated in accordance with of the requirements of Item 402(c)(2)(x) of Regulation S-K and SEC guidance (the "Annual Total Compensation"), of our median employee and the Annual Total Compensation of Ms. Marguerite Nader, President and Chief Executive Officer (the "CEO"). For purposes of determining the pay ratio, we considered all active employees as of November 30, 2017, including full-time, part-time and temporary employees.
For 2017, the median of the Annual Total Compensation of all employees of the Company (other than our CEO), was $22,880 and the Annual Total Compensation of the CEO for purposes of determining the CEO Pay Ratio was $2,802,220 as shown in the Summary Compensation Table of this Proxy Statement. Based on this information, for 2017, the ratio of the Annual Total Compensation of our CEO to the median of the Annual Total Compensation of all employees was estimated to be 122 to 1.
Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, and to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

NARRATIVE DISCLOSURE OF THE COMPANY’S COMPENSATION POLICIES AND PRACTICES
AS THEY RELATE TO RISK MANAGEMENT
The Compensation Committee has reviewed the Company's compensation policies and practices and believes it has taken reasonable and appropriate actions to mitigate the risk that the Company’s compensation policies and practices would lead to conduct that would have an unintended material adverse effect on the Company. The assessment included a review of the components of the executive officer’s compensation. For the Base Salary component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) Base Salary is a relatively small portion of total compensation for the executive officers, and (ii) the executive officers and employees have signed the Company's Employee Handbook and Business and Ethics Policy agreeing to maintain the highest standards of personal and professional integrity at all times and to comply with the Company’s policies and procedures. For the performance-based Cash Bonus, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the Cash Bonus targets are tied to near-term operational that the Compensation Committee believes promote long-term growth of the Company and increased stockholder value and are not generally susceptible to accounting risk; and (ii) a portion of the Cash Bonus is payable at the discretion of the Compensation Committee. For the Equity Compensation component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the Board has previously established share ownership guidelines for the executive officers to align their interests with those of the stockholders; (ii) the grants and terms of restricted stock are established by the Committee; and (iii) the Committee granted restricted stock rather than options to limit the risky behavior associated with trying to maximize stock price. In addition, there are no formulaic compensation arrangements that could create unintended compensation and the Compensation Committee has the ability to exercise discretion over all pay; the CEO meets regularly with the Compensation Committee and quarterly with the Compensation Committee, Executive Committee, Strategic Planning and Audit Committee chairpersons; the Company's Internal Audit department performs property and other corporate audits to ensure compliance with policies and procedures; the Company maintains a whistleblower hotline; and quarterly disclosure meetings are held with the executive officers and senior management for the purpose of allowing full disclosure of information that may impact the financial statements and related disclosures.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members for the year ended December 31, 2017 were Ms. Rosenberg, Mr. Contis and Mr. Young. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no "compensation committee interlocks" existed during 2017. For a description of certain transactions with Board members or their affiliates, see "Certain Relationships and Related Transactions."

PROPOSAL NO. 3
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires the Company to allow stockholders an opportunity to cast a non-binding, advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a "Say on Pay" proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to the Company's fiscal 2017 executive compensation programs and policies and the compensation paid to the named executive officers.
     "RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC's rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis."
As discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain qualified executive officers who are accountable for the performance of the Company and to promote an ownership mentality among our executive officers. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the Company and serves the best interests of our stockholders.
     This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year's annual compensation to the named executive officers. Your non-binding, advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company's executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.
Vote Required
Non-binding, advisory approval of this Say on Pay Proposal requires the affirmative vote of a majority of the votes cast by stockholders of record. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional duty on the part of the Board, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Board of Directors Recommendation
     The Board unanimously recommends a vote "FOR" approval, on a non-binding, advisory basis, of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
This table sets forth information with respect to persons who are known to own more than 5% of the outstanding shares of Common Stock as of February 27, 2018.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
The Vanguard Group, Inc. (1)	13,261,952	14.9%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

FMR LLC (2)	11,197,725	12.6%
245 Summer Street
Boston, Massachusetts 02210

BlackRock, Inc. (3)	6,571,795	7.4%
55 East 52nd Street
New York, New York 10055

Cohen & Steers, Inc. (4)	4,764,427	5.4%
280 Park Avenue
New York, New York 10017
_________

(1)
Pursuant to a Schedule 13G filed with the SEC for calendar year 2017, The Vanguard Group, Inc. is the beneficial owner of 13,261,952 shares of Common Stock and has sole voting power over 142,062 shares of Common Stock and sole dispositive power over 13,111,992 shares of Common Stock. The Schedule 13G filed with the SEC for calendar year 2017 by Vanguard Specialized Funds - Vanguard REIT Index Fund states that it has sole voting power over 5,564,996 shares of Common Stock. We confirmed that the 5,564,996 shares of Common Stock held by Vanguard Specialized Funds - Vanguard REIT Index Fund are included in the 13,261,952 shares of Common Stock held by The Vanguard Group.

(2)
Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2017, FMR LLC is the beneficial owner of 11,197,725 shares of Common Stock and has sole voting power over 3,516,844 shares of Common Stock and sole dispositive power over 11,197,725 shares of Common Stock.

(3)
Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2017, BlackRock Inc. is the beneficial owner of and has sole dispositive power over 6,571,795 shares of Common Stock and has sole voting power over 6,252,548 shares of Common Stock.

(4)
Pursuant to a Schedule 13G filed with the SEC for calendar year 2017, Cohen & Steers, Inc. is the beneficial owner of and has sole dispositive power over 4,764,427 shares of Common Stock and has sole voting power over 2,319,405 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth, as of February 27, 2018, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director of the Company, by the NEOs as of December 31, 2017 and by all such directors and executive officers as a group. The address for each of the directors and executive officers is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the Common Stock set forth in the following table.

Name of Beneficial Holder	Shares of Common Stock (1)	Common Stock Shares Upon Exercise of Options (2)	Total Shares of Common Stock	Percentage of Common Stock Class (3)
Philip Calian	97,542	—	97,542	*
David Contis (4)	24,019	5,600	29,619	*
Constance Freedman	188	—	188	*
Thomas Heneghan (5)	343,057	—	343,057	*
Tao Huang	7,915	14,480	22,395	*
Roger Maynard	166,489	—	166,489	*
Marguerite Nader	116,550	—	116,550	*
Sheli Rosenberg (6)	567,862	—	567,862	*
Paul Seavey	72,060	—	72,060	*
Patrick Waite	96,160	—	96,160	*
Howard Walker	56,104	—	56,104	*
William Young (7)	14,806	—	14,806	*
Samuel Zell (8)	2,789,692	200,000	2,989,692	3.4%
Directors and Executive Officers as a group (13 persons)	4,352,444	220,080	4,572,524	5.2%
____________
* Less than 1%
(1)    The Operating Partnership is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own OP Units which are exchangeable for an equivalent number of shares of Common Stock. The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.
(2)    The amounts shown in this column reflect shares of Common Stock subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.
(3)    In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.
(4)    22,003 shares of Common Stock are held by the Contis Family Trust and 500 shares of Common Stock are held by Mr. Contis in custodial accounts for his grandchildren.
(5)    Includes 130,236 shares of Common Stock beneficially owned by Mr. Heneghan's spouse, as to which Mr. Heneghan disclaims beneficial ownership.
(6)    Includes 23,060 OP Units beneficially owned by Ms. Rosenberg, which are exchangeable into 23,060 shares of Common Stock. Also includes approximately 189,128 shares of Common Stock beneficially owned by Ms. Rosenberg's spouse, as to which Ms. Rosenberg disclaims beneficial ownership.
(7)    On February 27, 2018, Mr. Young informed the Board that he will not stand for reelection at the Company's Annual Meeting.
(8)    Includes shares of Common Stock, OP Units and options to purchase share of Common Stock with respect to which Mr. Zell has voting and investment power which include the holdings held directly by Mr. Zell (sole power) and the holdings of Samuel Zell Revocable Trust and Samstock/SZRT, L.L.C. (shared power in both cases). Also includes 8,000 shares of Common Stock held by the Helen Zell Revocable Trust (“HZRT”) of which Helen Zell, Mr. Zell's spouse, is the trustee. Mr. Zell disclaims beneficial ownership of such shares held by HZRT except to the extent of any pecuniary interest therein. Approximately 1.8 million of such shares of Common Stock which are beneficially owned directly or indirectly by Mr. Zell or by entities controlled directly or indirectly by Mr. Zell are pledged as security for certain loans.
In addition to the shares of Common Stock, OP Units and options set forth above, shares of Common Stock and OP Units are indirectly owned by irrevocable trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust, a state-regulated corporate trust company. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such shares of Common Stock or OP Units. Mr. Zell disclaims beneficial ownership of such shares of Common Stock and OP Units, except to the extent of any pecuniary interest therein. As reported on Amendment No. 2 to Statement on Schedule 13D filed with the Securities and Exchange Commission on October 23, 2015, Chai Trust and the shares of Common Stock and OP Units over which it has voting and investment power are a separate group for purposes of section 13(d)(3) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors or executive officers and their immediate family members. Our policy regarding related party transactions is outlined in our Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s Executive Vice President, General Counsel and Corporate Secretary. Further, to identify related party transactions, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, executive officer, or their family members have an interest.
Corporate Headquarters
We lease office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity affiliated with Mr. Zell, Chairman of our Board of Directors. Payments made in accordance with the lease agreement to this entity amounted to approximately $1.4 million for each of the years ended December 31, 2017, 2016 and 2015.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on the Company’s review of the copies of those forms received by the Company, or written representations from executive officers and directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2017, all appropriate Section 16(a) forms were filed in a timely manner.
STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING
Stockholder proposals intended to be presented at the 2019 annual meeting of stockholders must be received by our Corporate Secretary no later than November 22, 2018, in order to be considered for inclusion in the Company's proxy statement and on the proxy card that will be solicited by the Board in connection with the 2019 annual meeting of stockholders.
In addition, if a stockholder desires to bring business before an annual meeting of stockholders, which is not the subject of a proposal for inclusion in the Company's proxy materials, the stockholder must follow the advance notice procedures outlined in the Company's Bylaws. The Company's current Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such annual meeting of stockholders, notice must generally be given to our Corporate Secretary no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting of stockholders. The 2018 Annual Meeting is scheduled for May 1, 2018. Therefore, if a stockholder desires to present a proposal for the 2019 annual meeting of stockholders without seeking to include the proposal in the Company's proxy materials, the Company must receive notice of the proposal no earlier than January 31, 2019 and no later than March 2, 2019. Copies of the Bylaws may be obtained from our Corporate Secretary by written request.
2017 ANNUAL REPORT
Stockholders are concurrently being furnished with a copy of the Company's 2017 Annual Report and Annual Report on Form 10-K. Additional copies of the 2017 Annual Report and Annual Report on Form 10-K and of this Proxy Statement are available at http://www.astproxyportal.com/ast/26115 or by contacting Equity LifeStyle Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). Copies will be furnished promptly at no additional expense.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a Notice, please notify us, by directing your request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: David Eldersveld, Corporate Secretary, Telephone: 312-279-1400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker as specified above.
OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors

David P. Eldersveld
Executive Vice President, General Counsel and
Corporate Secretary

March 15, 2018
Chicago, Illinois

Appendix A
EQUITY LIFESTYLE PROPERTIES, INC.
Supplemental Information for the Compensation Discussion and Analysis in the
Proxy Statement for the 2018 Annual Meeting of Stockholders
INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The Compensation Discussion and Analysis of this Proxy Statement contains Normalized Funds from Operations ("Normalized FFO"), a non-GAAP financial measure. Funds from Operations ("FFO") is a non-GAAP financial measure. We define FFO as net income, computed in accordance with GAAP, excluding gains and actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, impairments, if any, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of non-refundable right-to-use payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
We define Normalized FFO as FFO excluding the following non-operating income and expense items: a) the financial impact of contingent consideration; b) gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs; c) property acquisition and other transaction costs related to mergers and acquisitions; and d) other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
We believe that FFO and Normalized FFO are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of depreciation, amortization, impairments, if any, and actual or estimated gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt, property acquisition and other transaction costs related to mergers and acquisitions from Normalized FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table presents a calculation of FFO available for common stockholders and Normalized FFO available for common stockholders for the years ended December 31, 2017, 2016, 2015, 2013 and 2012 (amounts in thousands):

Computation of Normalized Funds From Operations:	2017	2016	2015	2014	2013
Net income available for common shares	$189,904	$164,037	$130,145	$118,731	106,919
Income allocated to common OP Units	12,788	13,869	11,141	10,463	9,706
Right-to-use contract upfront payments, deferred, net	4,108	3,079	4,231	5,501	5,694
Right-to-use contract commissions, deferred, net	(354)	(223)	(1,556)	(2,617)	(2,410)
Depreciation on real estate assets	111,014	106,736	102,934	100,159	101,694
Depreciation on real estate assets, discontinued operations	—	—	—	—	1,536
Depreciation on rental homes	10,441	10,664	10,675	10,906	6,535
Amortization of in-place leases	2,231	3,373	2,358	3,999	1,940
Depreciation on unconsolidated joint ventures	1,533	1,292	1,081	903	960
Gain on sale of property	—	—	—	(1,457)	(41,525)
FFO available for common stockholders	331,665	302,827	261,009	246,588	191,049
Change in fair value of contingent consideration asset	—	—	—	(65)	1,442
Transaction costs	724	1,217	1,130	1,647	1,963
Early debt retirement	2,785	—	16,913	5,087	37,844
Preferred stock, original issue	757	—	—	—	—
Litigation settlement, net	—	2,415	—	—	—
Normalized FFO available for common stockholders	$335,931	$306,459	$279,052	$253,257	232,298

ANNUAL MEETING OF STOCKHOLDERS OF

EQUITY LIFESTYLE PROPERTIES, INC.

May 1, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26115

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20933000000000001000 9 050118

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. The election as director of the nominees listed below (except as marked to the contrary).

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Philip Calian
- ○ David Contis
- ○ Constance Freedman
- ○ Thomas Heneghan
- ○ Tao Huang
- ○ Marguerite Nader
- ○ Sheli Rosenberg
- ○ Howard Walker
- ○ Samuel Zell

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2018.	☐	☐	☐
3. Approval on a non-binding, advisory basis of our executive compensation as disclosed in the Proxy Statement.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

EQUITY LIFESTYLE PROPERTIES, INC.

TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS 60606
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company"), hereby appoints SAMUEL ZELL and MARGUERITE NADER, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 1, 2018, at 9:00 a.m. Central time (the "Meeting"), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting. **The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for all nominees" listed in Proposal 1 and "for" Proposals 2 and 3. The votes entitled to be cast for the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.**

(Continued and to be signed on the reverse side.)

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